SERVICER'S CERTIFICATE

Export Funding Trust,Series 1994-A
                 Certificate No. 4

               Payment Date: 8/15/96


1.  Principal received on Promissory             $
   Notes......................................    1,897,750.00

2.  Interest received on Promissory              $
   Notes......................................    1,347,592.28

3.  Prepayment made by Obligor (if               $
   any).......................................               -

4.  Remaining Promissory Note Principal          $
   Balance........................                  32,261,750

5.  Pool                                                 85.00%
   Factor.....................................

6.  Principal per Minimum                        $
   Denomination...............................        5,000.00

7.  Interest per Minimum                         $
   Denomination...............................        3,550.50

8.  Remaining Promissory Note Principal Balance
    Per Minimum                                  $
    Denomination...............................       85,000.00

 No default has occurred and is continuing with respect to the Promissory Note(s) or related Credit Agreement.

  All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.


 INWITNESS WHEREOF, the undersigned has duly executed and delivered this certificate this 9th day of August 1996.


    NationsBank of Texas, N.A.
    As Servicer

    By:/s/Michael Timoney
    Name: Michael Timoney
    Title: Assistant Vice President